Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 333-228197 and 333-190976 on Form S-8 of Federal Signal Corporation Retirement Savings Plan of our report dated June 24, 2021, with respect to the statements of net assets available for benefits of Federal Signal Corporation Retirement Savings Plan as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplemental information as of December 31, 2020, which appears in the December 31, 2020 annual report on Form 11-K of Federal Signal Corporation Retirement Savings Plan.
/s/ MAYER HOFFMAN McCANN P.C.
Chicago, Illinois
June 24, 2021